EXHIBIT 21.1
Tri–State Generation and Transmission Association, Inc.
Subsidiaries of Registrant*

Name	Jurisdiction of Incorporation or Organization
Elk Ridge Mining and Reclamation, LLC	Colorado
Axial Basin Coal Company	Delaware
Taylor Creek Holding Company	Delaware
Colowyo Coal Company L.P.	Delaware
Springerville Unit 3 Partnership LP	Delaware
Springerville Unit 3 OP LLC	Delaware
Springerville Unit 3 Holding LLC	Delaware

*This information is as of December 31, 2022. In addition, this list omits certain subsidiaries pursuant to paragraph (b)(21)(ii) of Regulation S-K, Item 601.